Exhibit 99.1

The Shape of Cures to Come™ October 24, 2011 Cubist Pharmaceuticals to Acquire Adolor Conference Call and Webcast

2 Statements in this call regarding the proposed transaction between Cubist and Adolor, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, Cubist’s and Adolor’s products and product candidates, including Cubist’s plans to seek a partner for ADL5945, Cubist’s forecast of peak sales of ENTEREG and 5945, the expected impact of the anticipated transaction on Cubist’s earnings, and any other statements about Cubist’s or Adolor’s managements’ future expectations, forecasts, beliefs, goals, plans or prospects constitute forward-looking statements. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “forecasts,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements. These factors are described in Cubist’s Quarterly Report on Form 10-Q under the heading “Risk Factors” for the quarter ended June 30, 2011 and in Adolor’s Quarterly Report on Form 10-Q under the heading “Risk Factors” for the quarter ended June 30, 2011, each of which has been filed with the SEC. Except as otherwise required by law, Cubist and Adolor disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this conference call. Forward Looking Statement and Non-GAAP Financial Measure Disclosure

Plan to Acquire Adolor – Excellent Strategic Fit First-in-class, revenue-generating hospital product for accelerated GI recovery following partial large or small bowel resection surgery Highly complementary product – fits right in Cubist sales force bag Strong pharmacoeconomic data – anticipate growing annual sales to $100M+ 3 ENTEREG® ADL5945 Deal Terms Promising oral compound in development for chronic opioid induced constipation (OIC) Positive Phase 2 data announced in August 2011 Plan to partner for ex-U.S. As well as primary care commercialization, while retaining certain U.S. and potential EU specialty rights Shareholder value realized through financially sound transaction Upfront payment of $190 million is about 1.9x peak sales estimate for Entereg Contingent Payment Right (CPR) appropriately allocates risk and reward between Adolor and Cubist shareholders Expected to be accretive to Operating Income in 2012; at least $30 million in cost synergies expected in 2012

Financially Sound Transaction – Deal Terms 4 $4.25 per Adolor share in cash, approximately $190 million on a fully-diluted basis net of Adolor’s Q3 2011 cash balance Terms of the CPR agreement call for additional cash payments of up to $4.50 per CPR. Entitle each Adolor stockholder to receive up to $3.00 per share if ADL5945 receives regulatory approval in the U.S. Up to $1.50 per share if ADL5945 receives regulatory approval in the EU In each case, the size of the payment would depend on the parameters of the approval In the event that the regulatory approval or label conditions are not met, missed milestones could be paid later if certain sales thresholds are met CPR will not be publicly traded Total transaction valued at up to approximately $415 million, net of Adolor’s cash balance Expected cost synergies of at least $30 million in 2012 Transaction expected to be accretive to Operating Income in 2012 Accretion expected even without partnering certain rights on ADL5945

Unlocking ENTEREG’s Value Highly complementary product for our existing commercial structure Plan to leverage Cubist’s 200 sales reps – ENTEREG fits right into their bag 83% of customers that comprise 80% of the revenues are current Cubist targets 94% of the top 200 launch to date customers are current Cubist targets Cubist has strengths around focus, problem-solving, and execution Expect to grow sales by 3x, up to $100M+ annually 5 Strong pharmaco-economic data for ENTEREG As with CUBICIN® and DIFICID™, the market is willing to pay for outcomes Length of stay reduced by approximately 1 day; cost savings of approximately $1,500 Sales Fit Data Unmet Medical Need Delayed GI recovery prolongs patient hospital stays resulting in substantial cost burden to hospital 400,000 to 450,000 bowel resections performed annually in U.S. ENTEREG currently adopted by approximately 1,600 key accounts, representing 80% of bowel resections in U.S.

ADL 5945 - Outstanding Late-Stage Candidate Large OIC opportunity of a total U.S. and European marketplace of around $4B per year by 2020 Market can accommodate multiple products ~70 million patients filled opioid prescriptions in 2009 with 6.4 million on therapy 90+ days persistently (IMS Dec 2010) If approved based on similar data as the Phase 2 clinical data, estimate potential peak global sales of this product to be in excess of $1 billion Positive Phase 2 data announced in August 2011; anticipate moving into Phase 3 in 2012 ENTEREG through 2013 alone will more than cover the costs of this additional R&D spend Plan to partner for ex-U.S. as well as primary care commercialization, while retaining certain U.S. and potentially EU specialty rights. 6

Cubist Plan to Acquire Adolor: Summary Adolor is an excellent strategic fit - another milestone in transformational year Builds on strong momentum led by CUBICIN Continued focus on disciplined cash management Adds first-in-class hospital product ENTEREG, and potential future revenue opportunity represented by promising late-state compound ADL 5945 Financially sound transaction expected to provide significant value for shareholders Expected cost synergies of at least $30M in 2012 Expected to be accretive to Operating Income in 2012 Expect to complete transaction in fourth quarter of 2011 7

Cubist Pharmaceuticals to Acquire Adolor Conference Call and Webcast Q & A Session 8

9 Important Additional Information will be Filed with the U.S. Securities Exchange Commission (SEC) This presentation is neither an offer to purchase nor a solicitation of an offer to sell securities. Cubist has not commenced the tender offer for shares of Adolor stock described in this presentation. At the time the tender offer is commenced, Cubist will file with the SEC and mail to Adolor stockholders a Tender Offer Statement on Schedule TO and related exhibits, including the offer to purchase, letter of transmittal and other related documents, and Adolor will file with the SEC and mail to its stockholders a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 in connection with the transaction. These will contain important information about Cubist, Adolor, the transaction, and other related matters. Investors and security holders are urged to read each of these documents carefully when they are available. Investors and security holders will be able to obtain free copies of the Tender Offer Statement, the Tender Offer Solicitation/Recommendation Statement, and other documents filed with the SEC by Cubist and Adolor through the Website maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Tender Offer Statement, the Tender Offer Solicitation/Recommendation Statement, and the other documents filed with the SEC by contacting the Investor Relations departments of Cubist or Adolor at eileen.mcintyre@cubist.com or swebster@adolor.com, respectively.